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                                                                  Exhibit 12



                                    CALCULATION OF
                         RATIO OF EARNINGS TO FIXED CHARGES



                                                 Year  Ended
                                                 December 31
                                -------------------------------------------
                                  1996     1995     1994     1993     1992
                                  ----     ----     ----     ----     ----
Income Before
 Income Taxes. . . . . . .      $ 8,418  $ 8,969  $10,319  $ 8,322  $ 6,177

Interest on
 Indebtedness. . . . . . .        8,312    8,048    5,556    4,910    4,423

Portion of rents
 representative of
 the interest
 factor. . . . . . . . . .          518      449      419      362      304
                                -------  -------  -------  -------  -------
  Earnings as
      Adjusted . . . . . .      $17,248  $17,466  $16,294  $13,594  $10,904
                                =======  =======  =======  =======  =======


Interest on
 Indebtedness. . . . . . .      $ 8,312  $ 8,048  $ 5,556  $ 4,910  $ 4,423

Portion of rents
 representative of
 the interest
 factor. . . . . . . . . .          518      449      419      362      304
                                -------  -------  -------  -------  -------
  Fixed Charges. . . . . .      $ 8,830  $ 8,497  $ 5,975  $ 5,272  $ 4,727
                                =======  =======  =======  =======  =======


Ratio of Earnings
 to Fixed Charges. . . . .         1.95     2.06     2.73     2.58     2.31
                                   ====     ====     ====     ====     ====

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